                                                                    EXHIBIT 99.2


MONDAY APRIL 16, 1:16 PM EASTERN TIME

PRESS RELEASE

SOURCE: STARTEC GLOBAL COMMUNICATIONS CORPORATION

STARTEC REPORTS FOURTH QUARTER AND FULL YEAR 2000 RESULTS

ANNOUNCES FINANCING; WRITES DOWN ACQUISITION RELATED GOODWILL; IMPAIRS INVESTMENTS; COMPANY TO FOCUS ON HIGHER MARGIN BUSINESS

POTOMAC, Md., April 16 -- Startec Global Communications Corporation today announced financial results for the fourth quarter and year ended December 31, 2000, as well as a number of initiatives designed to improve operating results and achieve positive cash flow as soon as possible. The Company provides a complete menu of telecommunications services on its own global IP network, which it markets to ethnic residential customers and to enterprises transacting businesses in the emerging economies.

The Company announced that it has obtained gross proceeds of $15 million from Allied Capital Corporation, one of its major creditors. In addition, the Company stated that it has retained Jefferies & Company, Inc. to assist in negotiating a restructuring of its $160 million 12.0% Series A Senior Notes due in 2008.

The fourth quarter results reflect the recording of a loss on impairment of certain of the Company's investments and the write-down of goodwill and intangibles associated with previous acquisitions. In addition, the Company announced that it has discontinued those business lines that do not have a near-term prospect of profitability.

"There is clearly a ripple effect spreading through the global economy, affecting technology companies generally and telecommunications companies in particular, and we are not unaffected," said Ram Mukunda, Startec president and CEO. "As the market deteriorated, it impacted our financial results, and the need to initiate remedial action became clear. We took several cost-cutting steps immediately, and then we identified the additional actions, that we are announcing today, which we believe are prudent and necessary to lead us to future profitability. Our focus is on: 1) our P&L, 2) our balance sheet, and 3) our operating strategy going forward. Our most immediate goal is to obtain positive cash flow as soon as possible and restore shareholders' value," he said.

FINANCIAL RESULTS:

Revenue for the fourth quarter 2000 were $74.8 million, compared to $80.2 million in the same quarter last year. Although revenues decreased by seven percent, gross profit increased by 39 percent, from $11.4 million to $15.9 million, as the Company succeeded in its goal of generating more of its revenues from traffic on its own Internet Protocol (IP) network which allows the Company to achieve a significantly higher profit margin than their circuit switched wholesale business.

                                                                    EXHIBIT 99.2


   * $48.1 million, or 64 percent of total fourth quarter 2000 revenues, were generated through the Company's IP network, producing a gross profit of $15.3 million, representing 32 percent of IP revenues. The remaining $26.7 million of the fourth quarter revenues were from the circuit switched business. Those revenues generated a 2 percent margin for a gross profit of $0.6 million. "It has been our goal since lighting our IP network early in 2000 to achieve a higher mix of revenues from our IP network and gradually exit from the circuit switched business," Mukunda said. "In executing this strategy, we have given up approximately $120 million in annual revenues, but this is well worth the improvement in margin," he added.

    * By comparison, the entire $80.2 million in fourth quarter 1999 revenues were circuit switched and they generated a gross profit of $11.4 million, 14 percent of revenues. The consolidated gross margin improved to 21 percent in the fourth quarter of 2000.

General and Administrative (G&A) Expenses totaled $33.8 million in the fourth quarter of 2000, or 45 percent of revenues, which compares to $10.5 million in G&A expenses, or 13 percent of revenues, recorded in the fourth quarter of 1999. The Company significantly increased its provision for bad debt as a result of its decision to exit from the carrier circuit switched business and the Company also recorded other charges related to impairments of deposits and prepaid amounts. These charges added $17.2 million to G&A expense in the quarter. The balance of the increase is primarily related to the costs of consolidating acquisitions made in 2000.

Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA), was negative $21.9 million in the fourth quarter of 2000 versus negative $3.7 million in the same quarter last year.

Loss on Impairment, totaling $50.3 million, is a separate line item on the Company's 2000 fourth quarter P&L, and represents the impairment of investments and goodwill, resulting primarily from exiting certain markets.

"We invested in telecommunications companies with the expectation that the required additional growth funding would be raised in the capital markets," Mukunda said. "However, as funding options were curtailed by the capital markets, these companies were compelled to scale back their business plans substantially. Accordingly, we have recorded a $29.6 million loss on impairment of our minority interests," Mukunda said.

    * He said that an additional $17.4 million of the "Loss on Impairment" relates to the write-off of goodwill associated with the acquisition of two Internet portals. "The portals were acquired with a view to capturing a share of the growing online advertising market, especially advertising targeted to the ethnic customers we serve. As a result of the collapse of the on-line advertising model, we have written off the goodwill recorded when we purchased the portals," Mukunda said.

    * Approximately $3.3 million, or less than seven percent of the "Loss on Impairment," represents impairments of the Company's operations in Asia.

The net loss for the fourth quarter of 2000, inclusive of all charges, adjustments and reserves, was $85.4 million, or ($5.60) per share, as compared to a net loss of $11.2 million, or ($1.15) per share, in the fourth quarter of 1999.

For the full year, revenues grew 17 percent to a record $324.5 million, compared to $276.5 million in 1999. Gross margin in 2000 increased to $65.6 million, or 20 percent of revenue, compared to $33.7 million, or 12 percent of revenue, in 1999. The net loss for the year totaled $128.4 million, or ($9.39) per share, compared to a net loss in 1999 of $48.2 million, or ($5.13) per share.

BALANCE SHEET:

At December 31, 2000, the Company maintained a cash balance of $14.9 million. The Company expects that it will need to restructure its senior notes with the bondholders or obtain additional financing in the fourth quarter of 2001 in order to make its November 2001 interest payment on the Company's senior notes. In the event that the Company is unable to obtain additional financing or restructure its senior notes, it is unlikely that the Company will make its semi-annual interest payment due in November, 2001. The Company's independent auditors will express a going concern on the Company's December 31, 2000, financial statements.

The losses arising from the deterioration of Startec's market led to a liquidity crunch, which has taken a toll on the Company's expectations for revenue growth and operating margins in the first quarter and possibly the second quarter of 2001, according to Mukunda. He explained that the Company's services require the use of carriers to terminate calls made on the Startec IP network and that the lower cost carriers, in reaction to the global market conditions, have increased the cash prepayments they require from their customers. This has forced Startec to rely on more expensive carriers, which will cause the erosion in both revenues and profit margins in the first part of 2001.

Mukunda said that the Company is addressing its liquidity issues in a number of ways.

    * Startec is currently working with Jefferies to explore a restructuring of the Company's $160 million 12.0% Series A Senior Notes. "We currently pay approximately $9.6 million semiannually to our bondholders," Mukunda said, "and a decrease of that expense would be a significant help to our cash flow."

    * The $15 million financing from Allied Capital is for a two-year term and is structured as a monthly receivables purchase. Mukunda said: "This financing assures funding for current operations and also assures that we stay current through September 1, 2001 on the interest payments due NTFC Capital Corporation, our senior secured lender."

    * Additionally, Mukunda said that many of the Company's actions have resulted in a significant reduction of its expenses. "Many of our cost reduction efforts have been painful, especially the reduction in personnel from a high of almost 900 in 2000 to a little over 400 today, but we believe these have been necessary and realistic steps, he said.
      He noted that the benefit of many of the cost cutting measures would not

                                                                    EXHIBIT 99.2


      be realized until later in the year, further impacting the results expected early in the year.

OPERATING STRATEGY:

"Early in 2000, we achieved a significant milestone when we lit our own global IP network," Mukunda said. "This gives us greater potential to grow our high margin business, primarily by providing services such as IP-VPN to commercial customers as well as continuing to transport traffic from our existing base of more than one million residential customers using VoIP technology.

"The activation of this network was also a key precondition to our move away from the wholesale circuit switched business which experienced a huge and permanent reduction in profit margins last year," Mukunda added. "Our focus now is to complete the transition of our business to higher margin sales. Consistent with this, our operating strategy is to focus only on those business segments that offer a high probability of profits in the near term," he said.

As part of the restructuring of its operations the Company has reduced its activities in France and Hong Kong and exited from post-paid dial around services, dial one services, and ISP services in the UK.

"We have developed our budgets accordingly, and we believe we will begin to see many of our actions start to work to our benefit later this year," he said. Mukunda cautioned that the success and timing of the Company's debt restructuring and infusion of additional capital could affect results.

"Our immediate goal is to become EBITDA positive," said Mukunda. "We believe we are responding realistically to market conditions by seeking to obtain additional capital, restructure our balance sheet, reduce expenses, and focus on our core business. Going forward, we believe the successful execution of our IP-focused strategy will allow us to achieve positive cash flow in the shortest time possible," he said.

ABOUT STARTEC:

Startec Global Communications is a leading provider of advanced communications and Internet services to ethnic residential customers and enterprises transacting business in the world's emerging economies. The Company's extensive affiliated network of international gateway and domestic switches, IP gateways and ownership in undersea fiber optic cables also provides IP-based voice, data and video service to major long distance carriers, Internet Service Providers
(ISPs) and Internet Portals.

SAFE HARBOR CAUTION:

Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release such as statements regarding our

                                                                    EXHIBIT 99.2


expectations of becoming EBITDA and cash flow positive, statements regarding possibly restructuring the Senior Notes and statements of our belief that we have sufficient capital to ensure that our operations will be funded through the November 2001 interest payment due our noteholders, involve a number of risks and uncertainties, including, but not limited to, reductions in revenue due to reduction in circuit-switched traffic; changes in market conditions, government regulation, the volatile and competitive environment for Internet telephony, technology, the international communications industry and the global economy; availability of transmission facilities; management of growth; entry into new and developing markets; competition; customer concentration and attrition; the expansion of a global network; and difficulties in integrating prospective acquisitions. The Company's existing debt obligations also create financial and operating risks and there can be no assurance that that the Company can satisfy its debt covenants and, in the event that the Company is unable to restructure its balance sheet enough to achieve EBITDA breakeven in a timely manner, there will likely be a material adverse change in the Company's operations and financial condition. These and other relevant risk factors are discussed in further detail in the Company's SEC filings.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                   (in thousands, except per share amounts)


                             For the Three Months       For the Twelve Months
                               Ended December 3l,        Ended December 31,

                              2000          1999          2000         1999


    Net revenues           $74,807       $80,225     $324,547      $276,471
    Cost of services        58,872        68,808      258,933       242,735

      Gross margin          15,935        11,417       65,614        33,736
    General and
     administrative
     expenses               33,798        10,475       83,577        41,783
    Selling and
     marketing expenses      4,081         4,680       16,227        15,409
    Depreciation and
     amortization            5,691         2,452       16,728         7,753
    Loss on impairment      50,255            --       50,255            --

    Loss from operations   (77,890)       (6,190)    (101,173)      (31,209)
    Interest expense        (7,866)       (5,779)     (27,707)      (21,813)
    Interest income            516           985        2,812         5,077
    Equity in loss from
     affiliates               (188)         (230)      (1,385)         (290)
     Loss before income
      taxes                (85,428)      (11,214)    (127,453)      (48,235)

    Income tax provision        --            --           --            --
     Loss before
      extraordinary item   (85,428)      (11,214)    (127,453)      (48,235)





                                                                    EXHIBIT 99.2

    Extraordinary
     item-loss on early
     extinguishment of debt     --            --         (902)            --
    Net loss              $(85,428)     $(11,214)   $(128,355)      $(48,235)

    Basic and diluted earning (loss) per common share:
    Net loss before
     extraordinary item     $(5.60)       $(1.15)      $(9.32)        $(5.13)
    Extraordinary
     item-loss on early
     extinguishment of debt     --            --        (0.07)            --
    Basic and diluted
     loss per common
     share                  $(5.60)       $(1.15)      $(9.39)        $(5.13)
    Weighted avg. common
     and equivalent shares
     outstanding-basic
     /diluted               15,247         9,681       13,676          9,411


    Balance Sheet Data:                          December 31,    December 31,
                                                     2000            1999


    Cash and cash equivalents                        $14,875        $54,731

    Working capital (deficit)                        (88,619)        28,450

    Property, plant, and equipment, net              123,843         94,221

    Long-term obligations                            158,444        177,867


